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                                                                    EXHIBIT 11.1

                              SILICON GAMING, INC.

             STATEMENT REGARDING COMPUTATION OF NET LOSS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

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
                                     THREE MONTHS ENDED    NINE MONTHS ENDED
                                        SEPTEMBER 30,        SEPTEMBER 30,
                                       1997       1996       1997       1996
                                     ---------  ---------  ---------  --------
Net loss............................ $  (6,344) $  (3,705) $ (16,943) $ (9,688)
                                     =========  =========  =========  ========
Weighted average common shares
 outstanding........................    11,649      8,272     11,133     5,038
Weighted average preferred shares
 outstanding, as if converted.......       --         226        --        528
Common shares, redeemable
 convertible preferred shares and
 options and warrants to purchase
 shares of common and redeemable
 convertible preferred shares
 granted (using the treasury stock
 method assuming an initial public
 offering price of $10.50) since
 July 31, 1995 included pursuant to
 Securities and Exchange Commission
 Rules..............................       --       2,012        --      4,255
                                     ---------  ---------  ---------  --------
  Weighted average common and
   equivalent shares................    11,649     10,510     11,133     9,821
                                     =========  =========  =========  ========
  Net loss per share................ $   (0.54) $   (0.35) $  (01.52) $  (0.99)
                                     =========  =========  =========  ========
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